EXHIBIT 10.2.4

CENTRAL GARDEN & PET COMPANY

FOURTH AMENDMENT

TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of July 30, 2004 between CENTRAL GARDEN & PET COMPANY, a Delaware corporation (“Borrower”) and CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent for Lenders (“Administrative Agent”), and is made with reference to that certain Credit Agreement dated as of May 14, 2003, as amended to date (as so amended, the “Credit Agreement”), by and among Borrower, the financial institutions listed therein as Lenders, the Co-Syndication Agents named therein, and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, Borrower, Agents and Lenders desire to amend the Credit Agreement (i) to remove the Consolidated Tangible Net Worth covenant, (ii) to permit certain acquisitions by the Company in addition to those provided for in the general acquisition covenant, and (iii) to make certain other amendments as provided herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. AMENDMENTS TO THE CREDIT AGREEMENT

1.1 Amendments to Section 1: Definitions

A. Consolidated Tangible Net Worth. Subsection 1.1 of the Credit Agreement is hereby amended by deleting in its entirety the definition of “Consolidated Tangible Net Worth” appearing therein.

B. Adjusted LIBOR. Subsection 1.1 of the Credit Agreement is hereby further amended by deleting in its entirety the definition of “Adjusted LIBOR” appearing therein and substituting the following therefor:

“ ‘Adjusted LIBOR’ means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, the rate per annum obtained by dividing (x) the rate of interest equal to (a) with respect to LIBOR Loans denominated in U.S. Dollars, the rate per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period and appearing on Moneyline

Telerate Screen 3750 at or about 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, or (b) with respect to LIBOR Loans denominated in currencies other than U.S. Dollars, and LIBOR Loans denominated in U.S. Dollars to the extent the rate specified in clause (a) above does not appear on Moneyline Telerate Screen 3750, the average of the rates per annum at which deposits in the currency of the LIBOR Loan in immediately available funds are offered to CIBC in the interbank LIBOR market as at or about 11:00 A.M. (New York City time) two (2) Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and for a period approximately equal to such Interest Period, by (y) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D). For any Interest Period with respect to any LIBOR Loan advanced by a Lender required to comply with the relevant requirements of the Bank of England and the Financial Services Authority of the United Kingdom, Adjusted LIBOR shall be the sum of (a) the rate determined in accordance with the first sentence of this definition and (b) the Mandatory Cost Rate for such Interest Period.”

1.2 Amendments to Section 7: Borrower’s Negative Covenants.

A. Financial Covenants. Subsection 7.6 of the Credit Agreement is hereby amended by deleting subsection D (Minimum Consolidated Tangible Net Worth), therefrom in its entirety.

B. Investments; Acquisitions. Subsection 7.3 of the Credit Agreement is hereby amended by deleting clause (viii) thereof in its entirety and substituting the following therefor:

“(viii) in addition to acquisitions permitted pursuant to clause (v) and investments permitted pursuant to clause (vi) above, Borrower may (1) consummate the Kent Marine Acquisition and the New England Pottery Acquisition as described in the definitions thereof, (2) acquire substantially all of the assets of the global pet supplies business of Lawrence PLC and Interpet Limited pursuant to that certain Agreement of Purchase and Sale dated as of January 31, 2004, and (3) acquire substantially all of the assets of KRB Seed Company, LLC on terms and conditions acceptable to Administrative Agent; provided that no Potential Event of Default or Event of Default shall have occurred or be continuing as a result of any such acquisition or after giving effect thereto.”

1.3 Amendments to Exhibits.

Exhibit VI (Form of Compliance Certificate) to the Credit Agreement is hereby amended and restated in their entirety as set forth on the attached Annex A-1.

Section 2. CONDITIONS TO EFFECTIVENESS

Section 1 of this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Fourth Amendment Effective Date”):

A. On or before the Fourth Amendment Effective Date, Borrower shall deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) copies of this Amendment, executed by Borrower and each Credit Support Party.

B. On or before the Fourth Amendment Effective Date, Administrative Agent shall have executed copies of this Amendment on behalf of itself and consenting Lenders.

C. On or before the Fourth Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

Section 3. BORROWER’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Borrower represents and warrants to each Lender that the following statements are true, correct and complete:

A. Corporate Power and Authority. Borrower and each Credit Support Party has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”).

B. Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of Borrower and each Credit Support Party.

C. No Conflict. The execution and delivery by Borrower and each Credit Support Party of this Amendment and the performance by Borrower of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Borrower or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of its Subsidiaries, except pursuant to the Loan Documents, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Subsidiaries.

D. Governmental Consents. The execution and delivery by Borrower and each Credit Support Party of this Amendment and the performance by Borrower of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

E. Binding Obligation. This Amendment has been duly executed and delivered by Borrower and each Credit Support Party and this Amendment and the Amended Agreement are the legally valid and binding obligations of Borrower and each Credit Support Party, enforceable against Borrower and each Credit Support Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

F. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Section 5 of the Credit Agreement are and will be true, correct and complete in all material respects on and as of the Fourth Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

G. Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Potential Event of Default.

Section 4. ACKNOWLEDGEMENT AND CONSENT

Borrower is a party to certain Collateral Documents pursuant to which Borrower has created Liens in favor of Administrative Agent on certain Collateral to secure the Obligations. Each Subsidiary is a party to a Subsidiary Guaranty and certain Collateral Documents pursuant to which such Subsidiary has (i) guarantied the Obligations and (ii) created Liens in favor of Administrative Agent on certain Collateral to secure the obligations of such Subsidiary under the Subsidiary Guaranty. Borrower and each Subsidiary are collectively referred to herein as the “Credit Support Parties”, and the Subsidiary Guaranties and Collateral Documents referred to above are collectively referred to herein as the “Credit Support Documents”.

Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Credit Support Party hereby confirms that each Credit Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all “Obligations,” “Guarantied

Obligations” and “Secured Obligations,” or other similar terms, as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including, without limitation, the payment and performance of all such “Obligations,” “Guarantied Obligations” or “Secured Obligations,” or similar terms, as the case may be, in respect of the Obligations of Borrower now or hereafter existing under or in respect of the Amended Agreement and the Notes.

Each Credit Support Party acknowledges and agrees that any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Credit Support Party represents and warrants that all representations and warranties contained in the Amended Agreement and the Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Fourth Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

Each Credit Support Party (other than Borrower) acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Credit Support Party is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Credit Agreement.

Section 5. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Agent or any Lender under, the Credit Agreement or any of the other Loan Documents.

B. Fees and Expenses. Borrower acknowledges that all costs, fees and expenses as described in subsection 10.2 of the Credit Agreement incurred by the Administrative Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Borrower.

C. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

E. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment (other than the provisions of Sections 1 and 2 hereof, the effectiveness of which is governed by Section 3 hereof) shall become effective upon the execution of a counterpart hereof by Borrower, each Credit Support Party and Administrative Agent and the execution of a Lender Consent by consenting Lenders and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CENTRAL GARDEN & PET COMPANY

By:	/s/ Stuart W. Booth
Name:	Stuart W. Booth
Title:	Vice President & Chief Financial Officer

ALL-GLASS AQUARIUM CO., INC.
CGP ACQUISITION CORP. I, LLC
FOUR PAWS PRODUCTS LTD.
GRANT LABORATORIES, INC.
GRO TEC, INC.
KAYTEE PRODUCTS, INC.
MATTHEWS REDWOOD & NURSERY SUPPLY, INC.
NEW ENGLAND POTTERY, LLC
NORCAL POTTERY PRODUCTS, INC.
OCEANIC SYSTEMS, INC.
PENNINGTON SEED INC. OF NEBRASKA
PENNINGTON SEED, INC.
PHAETON CORPORATION
SEEDS WEST, INC.
T.F.H. PUBLICATIONS, INC.
WELLMARK INTERNATIONAL
(for purposes of Section 5 only)
as a Credit Support Party

By:	/s/ Stuart W. Booth
Name:	Stuart W. Booth
Title:	Vice President & Chief Financial Officer

CANADIAN IMPERIAL BANK OF COMMERCE,
as Administrative Agent

By:	/s/ Dean J. Decker
Dean J. Decker
Managing Director
CIBC World Markets Corp., AS AGENT

EXHIBIT A

to Fourth Amendment

to Credit Agreement

CONSENT OF LENDER

Reference is hereby made to the Fourth Amendment to Credit Agreement (the “Amendment”) dated as of                     , 2004 by and between Central Garden & Pet Company, a Delaware corporation (“Borrower”), and Canadian Imperial Bank of Commerce, as administrative agent for the Lenders (“Administrative Agent”), which is made with reference to that certain Credit Agreement dated as of May 14, 2003, as amended by the First Amendment to Credit Agreement dated as of October 27, 2003, the Second Amendment to Credit Agreement dated as of February 12, 2004, and the Third Amendment to Credit Agreement dated as of March 26, 2004 (the “Credit Agreement”), by and among Borrower, the financial institutions listed therein as Lenders, the Co-Syndication Agents listed therein, and the Administrative Agent.

The undersigned Lender hereby consents to the execution and delivery of the Amendment by Administrative Agent on its behalf, substantially in the form of the draft presented to the undersigned Lender on July     , 2004.

Dated:                     , 2004

[Name of Institution]

By:
Name:
Title:

ANNEX A-1

EXHIBIT VI

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

EACH OF THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) I am the duly elected Vice President and Chief Financial Officer of Central Garden & Pet Company, a Delaware corporation (the “Borrower”);

(2) I have reviewed the terms of that certain Credit Agreement dated as of May 14, 2003 as amended, restated, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, restated, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Borrower, the financial institutions party thereto as lenders, the financial institutions party thereto as agents and Canadian Imperial Bank of Commerce, as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3) The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this          day of                     , 20     pursuant to Subsection 6.1(iv) of the Credit Agreement.

CENTRAL GARDEN & PET COMPANY

By:
Name:	Stuart W. Booth
Title:	Vice President and Chief Financial Officer

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of                 , 200     and pertains to the period ending                 , 200    . Subsection references herein relate to Subsections of the Credit Agreement.

A.	Indebtedness

	1.	Aggregate principal amount of additional Subordinated Indebtedness permitted under Subsection 7.1(vii):	$

	2.	Maximum permitted under Subsection 7.1(vii):		$150,000,000

	3.	Aggregate principal amount of other Indebtedness outstanding pursuant to Subsection 7.1(viii):	$

	4.	Aggregate amount of other Contingent Obligations outstanding pursuant to Subsection 7.4(vi):	$

	5.	Aggregate principal amount of other Indebtedness and other Contingent Obligations outstanding under Subsection 7.4(vi) (same as D.1):	$

	6.	Maximum permitted under Subsection 7.1(viii):		$20,000,000

	7.	Aggregate principal amount of Indebtedness of Foreign Loan Parties to Borrower or Subsidiary Guarantors:	$

	8.	Maximum permitted under Subsection 7.1(ix):	$

B.	Liens

	1.	Aggregate amount of Indebtedness secured by Liens permitted under Subsection 7.2(iv):	$

	2.	Maximum aggregate amount of Indebtedness secured by Liens permitted under Subsection 7.2(iv):	$20,000,000

C.	Investments; Acquisitions

	1.	Aggregate purchase price of acquisitions by Borrower and its Subsidiaries:	$

	2.	Maximum permitted under Subsections 7.3(v) and 7.1(vi):	$75,000,000

	3.	Aggregate principal amount of other Investments (including Capital Stock) permitted under Subsection 7.3(vi) :	$

	4.	Maximum permitted under Subsection 7.3(vi):	$50,000,000

	5.	Aggregate amount of repurchases of Borrower’s Capital Stock:	$

	6.	Maximum permitted under Subsection 7.3(vi):	$10,000,000

D.	Contingent Obligations

	1.	Total Contingent Obligations, and Indebtedness outstanding under Subsection 7.4(vi) (same as A.5):	$

	2.	Maximum permitted under Subsection 7.4(vii):	$20,000,000

E.	Minimum Interest Coverage Ratio (for the four-Fiscal Quarter period ending , )

	1.	Consolidated Net Income:	$

	2.	Consolidated Interest Expense:	$

	3.	Provisions for taxes based on income:	$

	4.	Total depreciation expense:	$

	5.	Total amortization expense:	$

	6.	Other non-recurring and non-cash items reducing Consolidated Net

		Income but not requiring the expenditure of cash[1]:	$

	7.	Interest Income:

	8.	Other non-recurring non-cash items increasing Consolidated Net Income but not constituting the receipt of cash:	$

	9.	Consolidated EBITDA (1+2+3+4+5+6-7-8):	$

	10.	Interest Coverage Ratio (E.9):(E.2):		:1.00

	11.	Minimum ratio required under Subsection 7.6A:		:1.00

F.	Maximum Total Leverage Ratio (as of , )

	1.	Reported Consolidated Total Debt:	$

	2.	Reported Debt under Interest Rate Agreements[2]:	$

	3.	Consolidated Total Debt subtotal (F.1-F.2):	$

	4.	Working Capital Adjustment (minus $25,000,000 for each Fiscal Quarter ending in March of each Fiscal Year; plus $25,000,000 for each Fiscal Quarter ending in September of each Fiscal Year):	$

	5.	Consolidated Total Debt (F.3-F.4):	$

	6.	Consolidated EBITDA (E.9 above plus/minus any adjustment for any

[1]	This amount includes such acquisition and transaction costs as may be approved by Administrative Agent in its sole but reasonable discretion. For Fiscal Year 2003, not more than $5,000,000 in the aggregate, and for each Fiscal Year thereafter, not more than $2,000,000 in the aggregate of all non-recurring and non-cash items (other than those described in the preceding sentence) shall be included in line E6.
[2]	This amount represents liabilities associated with the fair market value of Interest Rate and Currency Rate Hedge Agreements.

		Asset Sales or other acquisitions or dispositions of assets):	$

	3.	Consolidated Total Leverage Ratio (F.5):(F.6):		:1.00

	4.	Maximum ratio permitted under Subsection 7.6B:		:1.00

G.	Maximum Senior Leverage Ratio (as of , )

	1.	Consolidated Total Debt (F.5 above):	$

	2.	Aggregate principal amount of all unsecured Subordinated Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis:	$

	3.	Consolidated Senior Debt (G.1 – G.2):	$

	4.	Consolidated EBITDA (E.9 above plus/minus any adjustment for any Asset Sales or other acquisitions or dispositions of assets):	$

	5.	Consolidated Senior Leverage Ratio (G.3):(G.4):		:1.00

	6.	Maximum ratio permitted under Subsection 7.6C:		:1.00

I.	Asset Sales

	1.	Aggregate fair market value of assets sold in any one or more Asset Sales after the Effective Date in one or more transactions permitted under Subsection 7.7(v):	$

	2.	Maximum permitted under Subsection 7.7(v):		$25,000,000

J.	Consolidated Capital Expenditures

	1.	Consolidated Capital Expenditures for Fiscal Year-to-date[3]:	$

	2.	Maximum amount of Consolidated Capital Expenditures permitted under Subsection 7.8 for Fiscal Year (as increased pursuant to Subsection 7.8 in an amount not to exceed $5,000,000)[4]:		$25,000,000

K.	Lease Payments

	1.	Maximum rental payments paid or payable during current Fiscal Year:	$

	2.	Maximum permitted under Subsection 7.12:		$30,000,000

[3]	This amount shall exclude for Fiscal Year 2003, any expansion capital expenditures related to Borrower’s Kaytee product line.
[4]	This amount as increased pursuant to Subsection 7.8 in an amount not to exceed $5,000,000.